March 7, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

RE: Lee Pharmaceuticals, Inc. Changes in Registrant’s Certifying Accountant

Ladies and Gentlemen:

We have read the statements on Form 1-U of Lee Pharmaceuticals, Inc. (the “Company”) to be filed with the

Securities and Exchange Commission on or about March 7, 2023, related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 1-U.

Respectively submitted,

/s/ Accell Audit & Compliance, P.A.

Accell Audit & Compliance, P.A.

Tampa, Florida